Exhibit 10.9

EIGHT AMENDMENT TO CREDIT AGREEMENT

This Eighth Amendment to Credit Agreement (“Eighth Amendment”) is made as of September 22, 2016, by and among NeoPhotonics Corporation (the “Borrower”), the Lenders (as defined below) and Comerica Bank, as administrative agent for Lenders (in such capacity, “Agent”).

RECITALS

A.Borrower entered into that certain Revolving Credit and Term Loan Agreement dated as of March 21, 2013 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), with certain financial institutions from time to time parties thereto (collectively, “Lenders”) and Agent.

B.Borrower has requested that Agent and Lenders make certain amendments to the Credit Agreement, and Agent and Lenders are willing to do so, but only on the terms and conditions set forth in this Eighth Amendment.

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Agent and Lenders agree as follows:

1. Section 8.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

8.6 Limitation on Capital Expenditures Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales to the extent permitted under Section 4.8 hereof and (b) Capital Expenditures, the amount of which in any Fiscal Year shall not exceed (i) for Fiscal Year 2013, $32,000,000, (ii) for Fiscal Year 2014, $23,000,000, (iii) for Fiscal Year 2015, $25,000,000, and for Fiscal Year 2016, $62,000,000.

2. This Eighth Amendment shall become effective (according to the terms hereof) on the date (the “Eighth Amendment Effective Date”) that the following conditions have been fully satisfied by Borrower:
(a)	Agent shall have received counterpart signature pages to this Eighth Amendment, duly executed and delivered by Agent, Borrower and Lenders;
3. Borrower hereby represents and warrants that, after giving effect to the amendments to the Credit Agreement contained herein, (a) the execution and delivery of this

Eighth Amendment are within such party’s corporate or limited liability company powers, have been duly authorized, are not in contravention of any law applicable to such party or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Eighth Amendment, of any governmental body, agency or authority, and this Eighth Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of such undersigned party, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Article 6 of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of the Eighth Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing

4. Except as specifically set forth above, this Eighth Amendment (i) shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents; and (ii) shall not constitute a waiver or release by Agent or Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Amendment shall not affect in any manner whatsoever any rights or remedies of Lenders with respect to any non-compliance by Borrower with the Credit Agreement or any other Loan Document, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

5. Borrower and each other Credit Party hereby acknowledge and agree that this Amendment and the amendment set forth herein do not constitute any course of dealing or other basis for altering (i) any obligation of Borrower, any other Credit Party or any other party or (ii) any rights, privilege or remedy of Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

6. Except as specifically defined to the contrary herein, capitalized terms used in this Eighth Amendment shall have the meanings set forth in the Credit Agreement.
7. This Eighth Amendment may be executed in counterparts in accordance with Section 13.9 of the Credit Agreement.

8. This Eighth Amendment shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflict of laws that would result in the application of the laws of a different jurisdiction.

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Eighth Amendment to be executed by their respective duly authorized officers or agents, as applicable, as of the date first set forth above.

COMERICA BANK, as Agent and sole Lender

By:	/s/ Robert Shutt
Name:	Robert Shutt
Title:	Senior Vice President

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Eighth Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

NEOPHOTONICS CORPORATION

By:	/s/ Clyde R. Wallin
Name:	Clyde R. Wallin
Title:	Senior Vice President and Chief Financial Officer